Exhibit 99.1

NEWS FROM

Media Contact	October 27, 2008

Andy Brimmer, 205-410-2777

Investor Relations Contact

Mary Ann Arico, 205-969-6175

maryann.arico@healthsouth.com

HEALTHSOUTH REAFFIRMS BUSINESS FUNDAMENTALS

AND

FULL YEAR 2008 GUIDANCE

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today, in response to recent market movement of its stock price, is reaffirming its previously announced full year 2008 guidance and the continued strength of its business fundamentals, which the Company believes remain sound.

In addition, HealthSouth noted the following:

•	It has paid down approximately $208 million in debt year to date through October 27, 2008, and debt reduction will remain a top priority.

•	It was in compliance with its covenants at the end of the third quarter of 2008.

•	Only $53 million was drawn on the Company’s $400 million revolver as of October 27, 2008.

HealthSouth is not initiating a new practice of announcing results to the markets before the quarterly earnings release. The Company is taking this unusual step because it believes it is important to reassure its equity and bond holders that the fundamentals of its business remain sound.

As previously announced, and in accordance with HealthSouth’s internal review schedule, the Company will host an investor conference call at 9:30 a.m. Eastern Time on Wednesday, November 5, 2008, to discuss its results for the third quarter of 2008 in detail.

Also as previously announced, on November 10, 2008, the Company is hosting an investor day at the Grand Hyatt in New York, New York. The Company plans to provide a thorough explanation of its business model and outline the value proposition it believes it offers investors.

Detail of both events can be found on our website using the following link: http://www.healthsouth.com/who_we_are/press_releases.asp

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitation services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including

HealthSouth’s Forms 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and Form 10-K for the year ended December 31, 2007.

###